Cook & Bynum Funds Trust
Power of Attorney

I, the undersigned Trustee of Cook & Bynum Funds Trust (the “Trust”), hereby constitute and appoint each of David J. Baum and Timothy P. Selby, and either of them singly, my true and lawful attorneys, with full power to them and either of them to sign, for me, and in my name and in the capacity indicated below, any and all registration statements of any series of the Trust and any and all amendments thereto to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 and/or the Investment Company Act of 1940, hereby ratifying and confirming my signatures as it may be signed by our said attorneys to any and all such registration statements and amendments hereto.

Witness my hand on the date set forth below.

Signature	Title	Date

/s/ Donald P. Carson	Trustee	January 14	, 2015
Donald P. Carson